EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES IMPROVED THIRD QUARTER 2004 RESULTS

Lake Mary, Florida, October 22, 2004 - Bairnco Corporation (NYSE-BZ) today reported improved sales and income from continuing operations for the third quarter of 2004 as compared to the same period last year.  Sales were up 9.1% to $40,675,000, income from continuing operations increased 45.8% to $860,000 and diluted earnings per share from continuing operations increased to $.11 from $.08 last year.

As previously reported, Bairnco received $24,695,000 as a result of the settlement of the NOL Lawsuit, in which both Bairnco and the Keene Creditors Trust claimed the right to certain income tax refunds. The payment to Bairnco, which is not subject to any federal or state income tax, is included as income from spun off subsidiary in the accompanying condensed income statements. Consequently, Bairnco’s stockholders’ investment increased by $24,695,000 and the funds were used to repay outstanding debt.

Performance

Sales in the third quarter 2004 were $40,675,000, an increase of 9.1% from $37,295,000 in 2003. Arlon's Electronic Materials sales were up 17.6% primarily due to strong growth in the industrial and commercial markets. Arlon’s Coated Materials sales were up 2.8% on modest improvements in most of its served markets. Kasco's sales increased 11.9% from the third quarter 2003 from increased service and repair revenues in the U.S., improved European sales and the currency translation effect of the weakened U.S. dollar versus the British Pound and the Euro. Kasco’s European sales increased over 2003 when meat consumption was unfavorably impacted by the hot European summer.

Gross profit increased 11.1% to $11,533,000 from $10,385,000 due to increased sales and improved efficiencies from increased production volumes. The gross profit margin as a percent of sales increased to 28.4% from 27.9%. The third quarter 2004 and 2003 gross profit was reduced by $263,000 and $456,000, respectively, from relocation and closing expenses of the East Providence facility related to the consolidation of Arlon’s industrial engineered coated products businesses.

Selling and administrative expenses increased 8.9% to $10,156,000 from $9,325,000 due to the increased sales.  As a percent of sales, selling and administrative expenses were unchanged at 25.0%.

Net interest expense decreased to $149,000 in 2004 as compared to $205,000 in 2003 due primarily to lower average debt outstanding as debt was paid down from strong cash generation from operations as well as the funds received from the contingent asset settlement of the NOL Lawsuit.

The effective tax rate for the third quarter 2004 was 30.0% versus 31.0% for the third quarter 2003.  The tax rate in the third quarter has been adjusted down from the 35% booked during the first six months of 2004 to reflect the expected annual effective tax rate for the year. The benefit obtained from the Extraterritorial Income Exclusion (“EIE”), a statutory exclusion from taxable income, will be in effect in 2004 and will now be repealed effective January 1, 2005.

Income from continuing operations increased 45.8% to $860,000 as compared to $590,000 in the third quarter of 2003.  Diluted earnings per common share from continuing operations increased to $.11 from $.08 as a result of increased earnings. No shares were repurchased on the open market during the third quarter of 2004. Net income for the third quarter 2004 was $25,555,000 reflecting the impact of the $24,695,000 contingent asset settlement of the NOL Lawsuit. Diluted earnings per share of common stock from the settlement was $3.25 for the quarter ended October 2, 2004.

Sales for the first nine months of 2004 increased 8.1% to $124,952,000 from $115,561,000 in 2003 as the majority of Bairnco’s US served markets experienced growth with the improved economy. The currency translation effect of the weakened U.S. dollar versus the British Pound and the Euro also contributed to improved European sales. Gross profit improved 11.8% to $36,274,000 from $32,444,000 on higher sales and production volumes. The nine months gross profit for 2004 and 2003 was reduced by $1,089,000 and $1,029,000, respectively, from relocation and closing expenses of the East Providence facility related to the consolidation of Arlon’s industrial engineered coated products businesses. Selling and administrative expenses increased 6.7% to $30,829,000 from $28,881,000 on increased sales. Income from continuing operations increased 57.5% to $3,245,000 from $2,060,000 and diluted earnings per common share from continuing operations increased 53.6% to $.43 from $.28 in 2003. Net income for the first nine months of 2004 was $27,940,000 reflecting the impact of the $24,695,000 settlement of the NOL Lawsuit.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

CONTACT:     Lawrence C. Maingot, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 230

“Safe Harbor” Statement under the Private Securities Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; disruptions in operations due to labor disputes; the impact on production output and costs from the availability of energy sources and related pricing; renegotiation of the Corporation’s Credit Agreement; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of complying with environmental regulatory requirements; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

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Comparative Results of Operations  (Unaudited)

	Quarter Ended		Nine Months Ended
Condensed Income Statements	Oct 2, 2004	Oct 4, 2003	Oct 2, 2004	Oct 4, 2003
Net sales	$40,675,000	$37,295,000	$124,952,000	$115,561,000
Cost of sales	29,142,000	26,910,000	88,678,000	83,117,000
Gross profit	11,533,000	10,385,000	36,274,000	32,444,000
Selling and administrative expenses	10,156,000	9,325,000	30,829,000	28,881,000
Operating profit	1,377,000	1,060,000	5,445,000	3,563,000
Interest expense, net	149,000	205,000	548,000	578,000
Income before income taxes	1,228,000	855,000	4,897,000	2,985,000
Provision for income taxes	368,000	265,000	1,652,000	925,000
Income from continuing operations	860,000	590,000	3,245,000	2,060,000
Income from spun off subsidiary	24,695,000	--	24,695,000	--
Net Income	$25,555,000	$ 590,000	$27,940,000	$ 2,060,000
Basic Earnings per Share of Common Stock from Continuing Operations	$ 0.12	$ 0.08	$ 0.44	$ 0.28
Basic Earnings per Share of Common Stock from Spun Off Subsidiary	3.35	--	3.36	--
Basic Earnings per Share of Common Stock	$ 3.47	$0.08	$ 3.80	$0.28
Diluted Earnings per Share of Common Stock from Continuing Operations	$ 0.11	$ 0.08	$ 0.43	$ 0.28
Diluted Earnings per Share of Common Stock from Spun Off Subsidiary	3.25	--	3.28	--
Diluted Earnings per Share of Common Stock	$ 3.37	$ 0.08	$ 3.71	$ 0.28

Basic Average Common Shares	7,368,000	7,341,000	7,355,000	7,337,000
Diluted Average Common Shares	7,587,000	7,411,000	7,527,000	7,376,000

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Condensed Balance Sheets	Oct 2, 2004	Dec 31, 2003
ASSETS

Cash	$ 741,000	$ 796,000
Accounts receivable, net	24,920,000	23,511,000
Inventories	25,203,000	25,516,000
Other current assets	7,645,000	7,873,000
Total current assets	58,509,000	57,696,000
Plant and equipment, net	34,087,000	36,476,000
Cost in excess of net assets of purchased businesses	14,398,000	14,360,000
Other assets	8,790,000	9,697,000
Total	$115,784,000	$118,229,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Short-term debt	$ 718,000	$ 1,875,000
Current maturities of long-term debt	100,000	2,173,000
Accounts payable	10,564,000	10,159,000
Accrued expenses	11,658,000	10,916,000
Total current liabilities	23,040,000	25,123,000
Long-term debt	803,000	27,785,000
Other liabilities	10,471,000	11,023,000
Stockholders’ investment	81,470,000	54,298,000
Total	$115,784,000	$118,229,000

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